Filed Pursuant to Rule 433

Registration Statement No. 333-182852

October 24, 2013

PRICING TERM SHEET

This pricing term sheet supplements, and should be read in conjunction with, Bristol-Myers Squibb Company’s preliminary prospectus supplement dated October 24, 2013 and accompanying prospectus dated  July 26, 2012 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Bristol-Myers Squibb Company

Security:	1.750% Notes due 2019 (the “2019 Notes”) 3.250% Notes due 2023 (the “2023 Notes”) 4.500% Notes due 2044 (the “2044 Notes”)

Size:	$500,000,000 2019 Notes $500,000,000 2023 Notes $500,000,000 2044 Notes

Maturity Date:	March 1, 2019, with respect to the 2019 Notes November 1, 2023, with respect to the 2023 Notes March 1, 2044, with respect to the 2044 Notes

Coupon:	1.750%, with respect to the 2019 Notes 3.250%, with respect to the 2023 Notes 4.500%, with respect to the 2044 Notes

Interest Payment Dates:

March 1 and September 1, commencing March 1, 2014, with respect to the 2019 Notes
May 1 and November 1, commencing May 1, 2014, with respect to the 2023 Notes March 1 and September 1, commencing March 1, 2014, with respect to the 2044 Notes

Price to Public:	99.540%, with respect to the 2019 Notes 98.913%, with respect to the 2023 Notes 99.090%, with respect to the 2044 Notes

Benchmark Treasury:	1.375% due September 30, 2018, with respect to the 2019 Notes 2.500% due August 15, 2023, with respect to the 2023 Notes 2.875% due May 15, 2043, with respect to the 2044 Notes

Spread to Benchmark Treasury:	55 bps, with respect to the 2019 Notes 87 bps, with respect to the 2023 Notes 92 bps, with respect to the 2044 Notes

Benchmark Treasury Price and Yield:	100-12 3/4 and 1.291%, with respect to the 2019 Notes 99-29+ and 2.509%, with respect to the 2023 Notes 86-09 and 3.636%, with respect to the 2044 Notes

Yield to Maturity:	1.841%, with respect to the 2019 Notes 3.379%, with respect to the 2023 Notes 4.556%, with respect to the 2044 Notes

Optional Redemption:

Make-Whole Treasury Rate plus 10 bps, in case of the 2019 Notes
Make-Whole Treasury Rate plus 15 bps, in case of the 2023 Notes
Make-Whole Treasury Rate plus 15 bps, in case of the 2044 Notes (any time prior to September 1, 2043)

Par Call	On or after September 1, 2043, in the case of the 2044 Notes

Underwriting Discount:	0.350%, with respect to the 2019 Notes 0.450%, with respect to the 2023 Notes 0.875%, with respect to the 2044 Notes

Net Proceeds, after Underwriting Discounts and Estimated Offering Expenses:	$1,476,656,216.00

Trade Date:	October 24, 2013

Expected Settlement Date (T+5*):	October 31, 2013

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc. A+ by Standard & Poor’s Ratings Services A- by Fitch, Inc.

CUSIP:	110122 AV0, in case of the 2019 Notes 110122 AW8, in case of the 2023 Notes 110122 AX6, in case of the 2044 Notes

ISIN:	US110122AV03, in case of the 2019 Notes US110122AW85, in case of the 2023 Notes US110122AX68, in case of the 2044 Notes

Joint Book-Running Managers:

Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, with respect to the 2019 Notes

Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and BNP Paribas Securities Corp., with respect to the 2023 Notes

Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and RBS Securities Inc., with respect to the 2044 Notes

Co-Managers:

BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBS Securities Inc., Wells Fargo Securities, LLC, Mitsubishi UFJ Securities (USA), Inc., UBS Securities LLC, HSBC Securities (USA) Inc., BNY Mellon Capital Markets, LLC, RBC Capital Markets, LLC, Santander Investment Securities Inc., and U.S. Bancorp Investments, Inc., with respect to the 2019 Notes

Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBS Securities Inc., UBS Securities LLC, Wells Fargo Securities, LLC, Mitsubishi UFJ Securities (USA), Inc., HSBC Securities (USA) Inc., BNY Mellon Capital Markets, LLC, RBC Capital Markets, LLC, Santander Investment Securities Inc., and U.S. Bancorp Investments, Inc., with respect to the 2023 Notes

Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Morgan Stanley & Co. LLC, Mitsubishi UFJ Securities (USA), Inc., HSBC Securities (USA) Inc., UBS Securities LLC and BNY Mellon Capital Markets, LLC, with respect to the 2044 Notes

* T+5 Settlement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days (such settlement being referred to as “T+3”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade these securities on the date of this issuer free writing prospectus or the next succeeding business day will be required, by virtue of the fact that these securities initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of these securities who wish to trade these securities on the date of this issuer free writing prospectus or the next succeeding business day should consult their advisors.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Deutsche Bank Securities

Inc. toll free at 1-800-503-4611, J.P. Morgan Securities LLC collect at 1-212-834-4533, Barclays Capital Inc. toll free at 1-888-603-5847, BNP Paribas Securities Corp. toll free at 1-800-854-5674, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or RBS Securities Inc. toll free at 1-866-884-2071.